Jeffrey Chang Ming-Yih

the Vendor

AND

China Integrated Media Corporation Limited

the Purchaser

AGREEMENT FOR THE SALE AND PURCHASE OF 100% INTERESTS IN CONCO INTERNATIONAL CO., LTD

Dated the 22 day of December 2014

THIS AGREEMENT is made on the 22 day of December 2014

BETWEEN:

(1) **Jeffrey Chang Ming-Yih,** a Taiwan passport holder (No. 135083849), with residential address at 1/F No. 14, Lane 74, Sec 4, Hsin-Long Road, Wen-Shan District, Taipei, Taiwan (" Vendor "),

And

(2) **China Integrated Media Corporation Limited**, an Australian company listed on the Australian Securities Exchange under the symbol CIK with a registered office at Suite 5, Level 2, Malcolm Reid Building, 187 Rundle Street, Adelaide, SA 5000 ("Purchaser" or "CIMC").

WHEREAS:

(A) The Vendor legally and beneficially owns 50,000 shares in Conco International Co., Limited, a company incorporated in the British Virgin Island with its registered office at [Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands] ("Company"),

(B) The Vendor is desirous of selling and the Purchaser is desirous of purchasing shares legally owned by the Vendor in the Company upon the terms and conditions below.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1. INTERPRETATION

1.01 In this Agreement, unless the context requires otherwise:

"Audited Profits" means average of the annual net profits of the Company for the three years then ended 31 December 2018 as audited by a certified auditor in Hong Kong agreed by both parties;

"ASX" means Australia Securities Exchange;

"Balance Sheet Date" means 30 November 2014;

"Bonus Share Consideration" means five times the Audited Profits less the Consideration;

"Completion" means completion of the sale and purchase of the Sale Shares as specified in Clause 4;

"Completion Date" means on or before 15 January 2015 or such other date as the parties may agree in writing;

"Consideration" means the consideration for the Sale Shares being the sum specified in Clause 3.01;

"Performance Shares" means the shares of CIMC to be issued to the Vendor set out in Clause 5.1 below;

"Sale Shares" mean the 50,000 ordinary shares in the capital of the Company, to be bought and sold pursuant to Clause 2;

"Shares Price" mean the 20 days closing average price of the CIMC;

"Takeover Threshold" means 20% of the issued share capital of CIMC; and

"AUD" means Australian Dollars.

1.02 References herein to Clauses and Schedules are to clauses in and schedules to this Agreement unless the context requires otherwise and the Schedules to this Agreement shall be deemed to form part of this Agreement.

1.03 The expressions the "Vendor" and the "Purchaser" shall, where the context permits, include their respective successors.

1.04 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.05 Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

2. SALE OF SHARES

Subject to the terms of this Agreement, the Vendor shall sell as legal and beneficial owner and the Purchaser or its nominee, shall purchase the Sale Shares free from all liens, charges and encumbrances and together with all rights now or hereafter attaching thereto including the rights to all dividends and other distributions hereafter paid, declared or made in respect thereof.

3. CONSIDERATION

3.01 The Consideration payable for the Sale Shares shall be the lower of the Net Asset Value of the Company as at the Completion Date and AUD150,000. The Consideration shall be settled by the issuance of CIMC shares ("Consideration Shares") at a price of AUD0.20 per share.

4. COMPLETION

4.01 Completion shall take place at 5:00 p.m. on the Completion Date at the offices of the Vendor.

4.02 At Completion, subject to compliance by the Purchaser of all the terms and conditions of this Agreement, the Vendor shall deliver or cause to be delivered to the Purchaser the share certificates of the Sale Shares of the Company.

4.03 At Completion, the Purchaser shall deliver or cause to be delivered to the Vendor the holding statement of the Consideration Shares to the Vendor.

5. OBLIGATIONS AFTER COMPLETION

5.1 The Purchaser agrees that within one month, which shall not be later than 30 April 2019, from the issuance of the Audited Profits by qualified auditors for the year ended 31 December 2018, the Purchaser shall pay the Performance Shares to the Vendor. The Performance Shares to be issued shall be calculated as the Bonus Share Consideration divided by the Share Price.

5.2 Prior to the issuance of the Performance Shares, subject to regulatory and ASX, if any the Purchaser shall at the next available shareholders meeting table a resolution to waive the provision of a takeover bid according should the Performance Shares exceeds the Takeover Threshold. If the resolution is not passed then the Purchaser shall pay the Vendor in cash the value of the Performance Shares exceeding the Takeover Threshold.

6. REPRESENTATIONS AND WARRANTIES OF THE VENDOR

6.01 The Vendor hereby represents and warrants and undertakes to the Purchaser in the terms set out in Schedule 1.

7. MISCELLANEOUS

7.01 Each party shall pay its own costs and disbursements including stamp duty, if any, of and incidental to this Agreement.

7.02. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address set out below (or such other address as the addressee has by two (2) days' prior written notice specified to the other parties):

To the Vendor: Jeffrey Chang
Suite 703 Lockhart Road
Wanchai, Hong Kong
Email: jeffreyc@conco-intl.com

To the Purchaser: China Integrated Media Corporation Limited
Suite 703 Lockhart Road
Wanchai, Hong Kong
Attention: Managing Director

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered if given or made by letter, when actually delivered to the relevant address.

7.03 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.04 This Agreement shall not be assignable.

7.05 This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties and it is expressly declared that no variations hereof shall be effective unless made in writing.

7.06 This Agreement shall be governed by and construed in accordance with the laws of the Special Administrative Laws of Hong Kong and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by	)	
for and on behalf of	)	
Jeffrey Chang	)	*/S/ Jeffrey Chang*
in the presence of:	)	

SIGNED by	)	
for and on behalf of	)	
China Integrated Media Corporation Limited	)	*/S/ China Integrated Media Corporation*
in the presence of:	)	*Limited*

SCHEDULE 1

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

1. COMPLIANCE

(A) Constitution of the Company

The copy of the memorandum and articles of association of the Company which is provided to the Purchaser is true and complete in all respects and has embodied in it or annexed to it a copy of every such resolution and agreement required by law to be annexed to it and the Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all such resolutions and agreements.

(B) Statutory compliance

The Company is a duly organised limited liability, company validly existing under the laws of the place of its incorporation and has the corporate powers and authorises to carry on the business presently carried on by it and to own and hold the assets used therewith. The Company has complied with the provisions of all applicable laws, regulations (and all orders notices and directions made thereunder) and all applicable codes or practices. All returns, particulars, resolutions and other documents required to be filed with or delivered to the registrar of companies or to any other authority whatsoever by the Company have been correctly and properly prepared and so filed or delivered.

2. CAPITAL STRUCTURE

(A) Capital of the Company

The Sale Shares together constitute 100% of the issued share capital of the Company as at the date of this Agreement and are fully paid up. There is no Encumbrance or other form of agreement (including conversion rights and rights of pre-emption) on, over or affecting the Sale Shares or any unissued shares, debentures or other securities of the Company and there is no agreement or commitment to give or create any of the foregoing, and no claim has been made by any person to be entitled to any of the foregoing, and no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company under any of the foregoing.

(B) Ownership

(i) All the Sale Shares are solely legally and beneficially owned by and registered in the names of the Vendor. All the Sale Shares and the unissued share capital of the Company are free from any Encumbrance and there are no arrangements in force or claimed entitling or allegedly entitling any person to any Encumbrance.

(C) Reorganisation of share capital

The Company has not at any time, other than the issue of shares to the Vendor:

(i) repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its shares, or otherwise reduced or agreed to reduce its issued share capital or any class of it; or

(ii) capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

3. ACCOUNTS

(A) General

The Accounts:

(i) will be prepared in accordance with the requirements of all relevant laws, statutes, with good accounting principles and practices generally accepted at the date hereof in Hong Kong for companies carrying on a similar business to that of the Company comply with the laws and regulations and all relevant statements of standard accounting practice and accounting guidelines issued by the relevant authorities, are prepared on a basis consistent with preceding accounting periods of the Company and with the books of account of the Company and are true and accurate in all material respects;

(ii) disclose a true and fair view of the assets and liabilities of the Company at the Balance Sheet Date and of its profits for the financial year ended on such date;

(iii) contain full provision or reserve for bad and doubtful debts, burdensome contracts or other obligations, obsolescent or slow moving stocks and for depreciation on fixed assets, which provision or reserve was when made and is now adequate;

(iv) contain a note of all capital commitments of the Company at the Balance Sheet Date, which note was when made and is now adequate, fair and not misleading; and

(v) contain full provision or reserves (as appropriate) for all Taxation.

(B) Liabilities

At the Balance Sheet Date the Company had no liabilities known, actual or contingent (including contingent liabilities to customers and contingent liabilities for Taxation) which were not disclosed, noted or provided for in the Accounts.

As at the Completion Date, the Company shall have no material additional liability (including known, actual or contingent) other than those at the Balance Sheet Date.

(D) Books of account

All accounts, books, ledgers, financial and other necessary records of whatsoever kind of the Company (including all invoices and other records required for tax):

(i) have been fully, properly and accurately maintained, are in the possession of the Company and contain true and accurate records of all matters including those required to be entered in them by applicable laws and no notice or allegation that any of the same is incorrect or should be rectified has been received;

(ii) do not contain or reflect any material inaccuracies or discrepancies;

(iii) give and reflect a true and fair view of the matters which ought to appear in them and in particular of the financial, contractual and trading position of the Company and of

its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors and stock-in trade; and

(iv) contain accurate information in accordance with generally accepted accounting principles in Australia relating to all transactions to which the Company has been a party and the Accounts do not overstate the value of any asset or understate any liability of the Company at the Balance Sheet Date.

4. POST BALANCE SHEET DATE EVENTS

Since the Balance Sheet Date the Company:

(A) Business

has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of business and without any interruption or alteration in the nature, scope or manner of its business and nothing has been done which would be likely to prejudice the interests of the Purchaser as a prospective purchaser of the Sale Shares;

(B) Financial position and prospects

has not experienced any deterioration in its financial or trading position or prospects or turnover or suffered any diminution of its assets by the wrongful act of any person and the value of its net assets is not less than the value of its net assets as at the Balance Sheet Date as shown by the Accounts and the Company has not had its business, profitability or prospects adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effects;

(C) Assets and liabilities

has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any liabilities (actual or contingent) otherwise than in the ordinary course of business;

(D) Employees

has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company who on the Balance Sheet Date was entitled to remuneration in excess of A$100,000 (or its equivalent in any other currency) per annum and has not appointed or employed any additional director, officer or employee entitled as aforesaid;

(E) Debts

has not waived or released any debts in whole or in part and has not written off debts in an amount exceeding A$100,000 (or its equivalent in any other currency) in the aggregate;

(F) Contracts

has not entered into contracts involving capital expenditure in an amount exceeding in the aggregate A$ 50,000 (or its equivalent in any other currency);

(G) Resolutions

(including any class of its members) has not passed any resolution whether in general meeting or otherwise;

(H) Third party rights

has not become aware that any event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by it or call in any money before the normal due date therefor;

(I) Stock-in-trade

has not purchased stocks in quantities or at prices materially greater than was the practice of the Company prior to the Balance Sheet Date;

(J) Creditors

has paid its creditors within the times agreed with such creditors;

(K) Borrowings

has not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any overdraft facility which was available to the Company at the Balance Sheet Date) or since the Balance Sheet Date renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Company at the Balance Sheet Date.

5. TRANSACTIONS WITH VENDOR AND DIRECTORS

(A) Loans and debts

There is not outstanding:

(i) any indebtedness or other liability (actual or contingent) owing by the Company to the Vendor or any director of the Company or owing to the Company by the Vendor or any director of the Company; or

(ii) any guarantee or security for any such indebtedness or liability as aforesaid.

(B) Contracts and arrangements

(i) There is not now outstanding, any agreement, arrangement or understanding (whether legally enforceable or not) to which the Company is a party or has an interest and in which the Vendor, or any director of the Company is interested whether directly or indirectly other than those arm's length contracts disclosed to the Purchase; or

(ii) The Company is not a party to nor has its profits or financial position during the last 2 years been affected by any agreement or arrangement which is not entirely of an arm's length nature.

(C) Competitive interests

The Vendor nor any director of the Company nor any Connected Person of any of them or intends to acquire, either individually or collectively, or with any other person or persons, has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the business of the Company.

(D) Intellectual Property

The Vendor nor any director of the Company either individually, collectively or with any other person or persons are not interested in any way whatsoever in any Intellectual Property used and not wholly owned by the Company other than those disclosed to the Purchaser.

(E) Benefits

The Vendor nor any director of the Company, is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from the Company other than those disclosed to the Purchaser.

6. TAXATION

(A) General

(i) Notices and returns

All notices, returns and computations of the Company for the purposes of Taxation have been made punctually on a proper basis and are correct and none of them is, or is likely to be, the subject of any dispute with any fiscal authority.

(ii) Payment of tax due

All Taxation which the Company is liable to pay prior to Completion has been or will be so paid prior to Completion or be subject to an agreed payment plan with the Australian Taxation Office.

(iii) Penalties or interest on tax

The Company has not paid or become liable to pay any penalty, fine or interest charged by virtue of the provisions of any Taxation statute, law, rule or regulation other than has been disclosed to the Purchaser.

(iv) Compliance with tax collection obligations

(a) All tax deductible and payable under any Taxation statute, law, rule or regulation has, so far as is required to be deducted, been deducted from all payments made or treated as made by the Company and all amounts due to be paid to all relevant Taxation authorities prior to the date of this Agreement have been so paid or are subject to an agreed payment plan with the Australian Taxation Office.

(b) All payments by the Company to any person which ought to have been made under deduction of tax have been so made and the Company (if required by law to do so) has accounted to the relevant fiscal authority for the tax so deducted.

(c) Proper records have been maintained in respect of all such deductions and payments and all applicable regulations have been complied with.

(v) No back duty investigation

The Company has not in the last 3 years been the subject of a discovery, audit or investigation by any Taxation authority and there are no facts which are likely to cause a discovery, audit or investigation to be made.

(vi) Tax provision

Full provision or reserve has been made in the Accounts for all Taxation assessed or liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains earned, accrued or received on or before the Balance Sheet Date, including distributions made down to such date or provided for in the Accounts, and proper provision has been made in the Accounts for deferred taxation in accordance with internationally accepted accounting standards.

(vii) Anti-avoidance provisions

The Company has not entered into or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in liability to taxation.

(viii) Calculation of tax liability

The Company has sufficient records to permit accurate calculation of the tax liability or relief which would arise upon a disposal or realisation on completion of each asset owned by the Company at the Balance Sheet Date or acquired by the Company before Completion.

(ix) Claims and disclaimers

The Company has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the Accounts.

(x) Sales at under-value or over-value

The Company has not been a party to any sale or other disposal of an asset either at an under-value or an over-value.

7. OPERATION

(A) Licences, permits, consents and authorities

The Company has all necessary licences (including statutory licences), permits, consents and authorities (public and private) for the proper and effective carrying on of its business and in the manner in which such business is now carried on and all such licences, permits, consents and authorities are valid and subsisting and the Company knows of no reason why any of them should be suspended, cancelled or revoked whether in connection with the acquisition of the Sale Shares by the Purchaser or otherwise and so far as the Company is aware there are no factors that might in any way prejudice the continuance or renewal of any of those licences, permits, consents or authorities and the Company is not restricted by contract from carrying on any activity in any part of the world.

(B) Litigation and arbitration

(i) Save as plaintiff in the collection of debts (not exceeding A$100,000 (or its equivalent in any other currency) in the aggregate) arising in the ordinary course of business, the Company is not now engaged in any litigation or arbitration proceedings and there are no lawsuits or arbitration proceedings pending or threatened by or

against the Company or any person for whose acts or defaults the Company may be vicariously liable.

(ii) No injunction has been granted against the Company.

(iii) The Company is not subject to any order or judgment given by any court or governmental agency which is still in force.

(iv) The Company has not given any undertaking to any court or to any third party arising out of any legal proceedings.

(v) There is no matter or fact in existence which might give rise to any legal proceedings or arbitration involving the Company including any which might form the basis of any criminal prosecution against the Company.

(vi) No current director, officer or employee of the Company has had a bankruptcy petition presented against him, is party to any arrangement or compromise under any insolvency legislation, or has been disqualified from acting as a director of a company for any period or has been convicted of or is at present or has been charged with and not acquitted of any criminal offence (other than traffic offences the subject of a fixed penalty fine).

(vii) No governmental or other investigation or inquiry is in progress or threatened in respect of the Company or its business and there are no circumstances likely to lead to any of the same.

(C) Delegation of powers

There are in force no powers of attorney given by the Company nor any other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading contracts in the normal course of their duties.

(D) Confidentiality

No disclosure has been made of any of the confidential information, including financial or trade secrets, of the Company save in the ordinary course of business of the Company and the Company has taken adequate steps to preserve the confidential nature of all such information.

(E) Business names

The Company does not use on its letterhead, books or vehicles or otherwise carry on its business under any name other than its corporate name.

(F) Records of the Company

(i) All the accounting records, statutory and other books and records (including the register of members), and other deeds documents records, data and information of the Company and its pension and benefit schemes (if any) are, and have since its incorporation been, kept up to date, properly, accurately and consistently completed and are a complete and accurate record of all acts and transactions of the Company and of all matters required by law or best business practice to be recorded or registered therein; the Company has not received any application or request for rectification of any such registers are in the possession of the Company.

(ii) The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or

held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

(G) Winding up, insolvency and receivership

(i) No order has been made or petition presented or resolution passed for the winding up of the Company and no distress, execution or other process has been levied on any of its assets.

(ii) The Company has not stopped payment and is not insolvent nor unable to pay its debts as they fall due.

(iii) No administrative or other receiver has been appointed by any person of the business or assets of the Company or any part thereof, nor has any order been made or petition presented for the appointment of an administrator in respect of the Company.

(iv) There has been no delay by the Company in the payment of any material obligation due for payment.

(H) Guarantees, warranties and sureties

No person other than the Company or a Subsidiary has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

(I) Documents

All title deeds and other documents required to show title to the assets of the Company (duly stamped where necessary) and all other documents and agreements to which the Company is a party and all other documents, records and correspondence of the Business owned by, or which ought to be in the possession of, the Company are in the possession of the Company.

8. CONTRACTS

(A) Onerous contracts

There are no long term contracts (i.e. contracts not terminable by the Company without penalty on six months' notice or less) or onerous or unusual or abnormal contracts (i.e. contracts for capital commitments or contracts differing from those necessitated by the ordinary course of business) binding upon the Company, nor is the Company a party to any contract which contains any onerous or other provision material for disclosure to an intending purchaser of the Sale Shares and no expenses or liabilities of a material amount have been incurred before the date of this Agreement by the Company otherwise than for the purpose of the Company's business.

(B) Material contracts

Copies of all material contracts to which the Company is a party have been disclosed or will be disclosed to the Purchaser during the due diligence to be conducted by the Purchaser pursuant to clause 3.3 of the Agreement and, save as those disclosed, the Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

(i) is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

(ii) is known by any of the Vendor to be likely to be unprofitable or result in a loss to the Company on completion of performance;

(iii) cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort;

(iv) involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business;

(v) requires an aggregate consideration payable by the Company in excess of RM50,000 (or its equivalent in any other currency);

(vi) is a contract for services (other than contracts for the supply of electricity or normal office services);

(vii) requires the Company to pay any commission, finder's fee, royalty or the like; or

(viii) is in any way otherwise than in the ordinary and proper course of the Company's business.

(C) <u>Performance of contracts</u>

(i) The terms of all contracts of the Company have been complied with by the Company and by the other parties to the contracts in all respects and there are no circumstances likely to give rise to a default by the Company or by the other parties under any such contract.

(ii) All the contracts of the Company except those between the Company and its employees are assignable by the Company without the consent of any other party.

(iii) There are no outstanding claims, separately or in the aggregate of material amounts, against the Company on the part of customers or other parties in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by the Company and no such claims are threatened or anticipated and there is no matter or fact in existence in relation to goods or services currently sold or supplied by the Company which might give rise to the same.

(iv) The Company has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which the Company is a party and has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

(D) <u>Restrictive contracts</u>

There are no agreements in force restricting the freedom of the Company to provide and take goods and services by such means and from and to such persons as it may from time to time think fit.

(E) <u>Agency and distributorship agreements</u>

The Company is not a party to any subsisting agency or distributorship agreement.

9. <u>EMPLOYEES</u>

(A) <u>Particulars of employees</u>

The particulars to be disclosed to the Purchaser during the due diligence to be conducted by the Purchaser are true and complete and show in respect of each director, officer and employee of the Company his date of birth, the date on which he commenced employment with the Company and all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each such person and include full particulars of all remuneration arrangements (particularly profit sharing, incentive and bonus arrangements to which the Company is a party whether binding or not) and each director, officer and employee of the Company is listed therein.

(B) Service contracts etc.

(i) There is no contract of service in force between the Company and any of its directors, officers or employees which is not terminable by the Company without compensation on one month's notice given at any time.

(ii) There are no consultancy or management services agreements in existence between the Company and any other person, firm or company other than those disclosed to the Purchaser.

(iii) There are no agreements or other arrangements (binding or otherwise) between the Company or any employers' or trade association of which the Company is a member and any trades union or other body or organisation representing its employees.

(C) Benefits

(i) Compliance with contractual obligations

There are no amounts owing to present or former directors, officers or employees of the Company other than not more than one month's arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date hereof other than those disclosed to the Purchaser.

(ii) Obligations provided for in the Accounts

Save to the extent (if any) to which provision or allowance has been made in the Accounts, the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director, officer or employee of the Company nor any dependent of any present or former director, officer or employee of the Company.

(iii) Future obligations

Save as disclosed, no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer or employee of the Company.

(D) Liabilities and payments

Save to the extent (if any) to which provision or allowance has been made in the Accounts:

(i) no liability has been incurred or is anticipated by the Company for breach of any contract of employment or for services or for severance payments or for redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination or variation of any contract of employment or for services; and

(ii) no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or for services of any present or former director, officer or employee of the Company.

(E) Relevant legislation

(i) Statutory compliance etc.

The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied with:

(a) all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice affecting its employment of any persons and all relevant orders and awards made thereunder and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees; and

(b) all collective agreements, recognition agreements and customs and practices for the time being affecting its employees or their conditions of service.

(ii) Notices

The Company has not been served with any improvement and/or prohibition notices pursuant to any applicable employment or health and safety laws, rules and/or regulations and is not in breach of any provisions of any of the foregoing.

(iii) Claims by employees

There is no liability or claim against the Company from any employee or former employee outstanding or anticipated.

(F) Redundancies

Within a period of one year preceding the date of this Agreement the Company has not given notice of any redundancies.

(G) Termination of employment

No present director, officer or employee of the Company has given or received notice terminating his employment except as expressly contemplated under this Agreement and Completion of this Agreement will not trigger any "golden parachute" agreement.

(H) Share and other schemes

The Company does not have in existence nor is it proposing to introduce:

(i) any employee share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its directors, officers or employees other than those disclosed to the Purchaser; or

(ii) any scheme whereunder any director, officer or employee of the Company is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company other than those disclosed to the Purchaser.

(I) Disputes and claims

(i) No dispute exists or can reasonably be anticipated between the Company and a material number or category of its employees and so far as the Vendor are aware there are no wage or other claims outstanding against the Company by any person who is now or has been a director, officer or employee of the Company.

(ii) The Company has not had during the last three years any strike, work stoppages, slow-down, work-to-rule or lock-out by its employees, nor, so far as the Vendor are aware, is any anticipated.

10. INTELLECTUAL PROPERTY

(A) Ownership and rights

(i) General

Full particulars of all Intellectual Property owned or otherwise exploited or used by the Company in any part of the world will be disclosed to the Purchaser during the due diligence to be conducted by the Purchaser. All Intellectual Property exploited or used by the Company is in the absolute beneficial ownership of the Company or the Company is a licensee of the same pursuant to an Intellectual Property Agreement and the Company does not own, use, exploit or have any other interest in any Intellectual Property which has not been disclosed. In particular but without prejudice to the generality of the foregoing, none of the Intellectual Property disclosed is jointly owned by the Company and a third party.

(ii) Enforcement

All applications for any Intellectual Property owned, used or otherwise exploited by the Company are being diligently prosecuted; patents, registered trademarks and registered designs and other similar registered or recorded Intellectual Property rights owned, used or otherwise exploited by the Company have been maintained; nothing has been done to diminish or otherwise affect the reputation of unregistered trademarks, trade names, brand names or get up owned, used or otherwise exploited by the Company; no copying or reproduction of the copyright material owned, used or otherwise exploited by the Company has been permitted (expressly or by implication); the Technical Information and other knowhow owned, used or otherwise exploited by the Company has been kept confidential; and (where applicable) all application, registration and renewal fees necessary to procure, register, record or maintain the Intellectual Property have been paid.

(iii) Intellectual Property Agreements

All Intellectual Property Agreements have been disclosed and are valid and binding; none has been the subject of any breach or default by any party thereto or of any event which with notice or lapse of time or both would constitute a default; nor are there any disputes, claims or proceedings arising out of or relating to the Intellectual Property Agreements. The Company has not authorised or otherwise permitted, expressly or by implication, any use whatsoever of the Intellectual Property owned, used or otherwise exploited by the Company save insofar as any such authority is contained in the appropriate Intellectual Property Agreements. The Company does not use or otherwise exploit any Intellectual Property belonging to a third party save insofar as it is licensed to do so in the appropriate Intellectual Property Agreements. All such agreements have been duly recorded or registered with the proper authorities whenever a requirement to do so exists.